Exhibit 19

MIDDLEFIELD BANC CORP.

STATEMENT OF POLICY

TO:	All Employees, Officers, and Directors of Middlefield Banc Corp. and subsidiaries

FROM:	Michael C. Ranttila
Executive Vice President - Chief Financial Officer and Treasurer

RE:	Pre-Clearance and Blackout Periods Procedures for Transactions in Middlefield Banc Corp. stock

Date:	February 10, 2025

You must not purchase or sell Middlefield Banc Corp. stock while you are aware of material nonpublic information. You also must not disclose material nonpublic information to others who then trade in Middlefield Banc Corp. stock. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (“SEC”) and by the U.S. Department of Justice. Violations are punished severely. Although regulatory authorities principally prosecute individuals who trade or individuals who tip inside information to others who trade, Federal securities laws also potentially impose liability on companies and so-called “controlling persons” who fail to prevent insider trading by company personnel.

Middlefield Banc Corp.’s board of directors has adopted this updated Statement of Policy both to satisfy Middlefield Banc Corp.’s obligation to prevent insider trading and to help employees, officers, and directors avoid the severe consequences of violating insider trading laws. This Statement of Policy also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with Middlefield Banc Corp. or its subsidiaries, including The Middlefield Banking Company. We have worked hard to establish a reputation for integrity and ethical conduct. We cannot afford to have that reputation damaged.

The consequences of an insider trading violation can be severe:

Traders and Tippers. employees, officers, and directors who trade on inside information are subject to the following penalties –

●

under section 20A of the Securities Exchange Act of 1934, you may be liable to any person who traded contemporaneously with you, with potential liability up to the amount of the profit gained or loss avoided,

●	under section 21A of the Securities Exchange Act of 1934, the SEC may also impose a civil penalty of up to three times the profit gained or loss avoided,

●	under section 32 of the Securities Exchange Act of 1934, the Department of Justice may seek to impose a fine of up to $5,000,000, no matter how small the profit, and

●	under section 32 of the Securities Exchange Act of 1934, the Department of Justice may seek to impose a prison term of up to 20 years.

People who receive inside information from employees, officers, or directors are known as “tippees.” People who receive inside information as tippees are subject to these penalties if they trade. And the employee, officer, or director who tips information to the person who then trades is also subject to the penalties, even if the employee, officer, or director did not trade and did not profit from the tippee’s trading.

Control Persons. if they fail to take appropriate steps to prevent illegal insider trading, Middlefield Banc Corp. and its supervisory personnel are subject to the following penalties as so-called “control persons” –

●

under section 21A of the Securities Exchange Act of 1934, the SEC may also impose a civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the employee’s, officer’s, or director’s violation, and

●	under section 32 of the Securities Exchange Act of 1934, the Department of Justice may seek to impose a fine of up to $25,000,000.

Company-Imposed Sanctions. an employee’s, officer’s, or director’s failure to comply with this insider trading policy could expose that person to sanctions, including dismissal for cause, regardless of whether the failure to comply actually results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage his or her career.

Statement of Policy

Do Not Trade on Material Nonpublic Information and Do Not Tip Material Nonpublic Information.

Middlefield Banc Corp.’s policy is that no director, officer, or employee of Middlefield Banc Corp. or its subsidiaries – including The Middlefield Banking Company – who is aware of material nonpublic information relating to Middlefield Banc Corp. or its subsidiaries may –

1.	buy or sell Middlefield Banc Corp. securities or engage in any other action to take personal advantage of that information, or

2.	pass that information on to others outside Middlefield Banc Corp. and its subsidiaries. For example, it is a violation of this policy to pass material nonpublic information on to family and friends.

In some cases, a pre-approved trading plan complying with SEC Rule 10b5-1 will allow a person to buy or sell Middlefield Banc Corp. securities while in possession of material nonpublic information. SEC Rule 10b5-1 permits a person to implement a written plan to purchase or sell company stock, provided the plan is adopted when the person is not in possession of material nonpublic information.

It is also the policy of Middlefield Banc Corp. that no director, officer, or employee of Middlefield Banc Corp. or its subsidiaries who – in the course of working for Middlefield Banc Corp. or its subsidiaries – learns of material nonpublic information about a company with which Middlefield Banc Corp. or a subsidiary does business, including a customer, borrower, or supplier of Middlefield Banc Corp. or a subsidiary, may trade in that company’s securities until the information becomes public or is no longer material.

Transactions that are necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure, are not excepted from the policy. The securities laws do not make exceptions for these mitigating circumstances. To preserve Middlefield Banc Corp.’s reputation for adhering to the highest standards of conduct our goal is to avoid even the appearance of an improper transaction.

Middlefield Banc Corp.’s board of directors may also determine that other persons should be subject to this insider trading policy, such as agents, contractors or consultants who have access to material nonpublic information. As described below, this insider trading policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this insider trading policy.

Selective Disclosure Must Be Avoided. Middlefield Banc Corp. is required by the SEC’s Regulation FD to avoid selective disclosure of material nonpublic information. When Middlefield Banc Corp. reveals material information, it does so in a manner that is designed to achieve broad public dissemination of the information immediately. For example, Middlefield Banc Corp. issues press releases to announce quarterly earnings and to announce other important developments. Or Middlefield Banc Corp. might make the information public by filing a report with the SEC. In this way Middlefield Banc Corp. makes sure that everyone has access to the information at the same time. If an employee, officer, or director discloses the information to someone before Middlefield Banc Corp. has the opportunity to issue a press release or make an SEC filing, the person receiving the information would have an unfair advantage over the public at large, undermining Middlefield Banc Corp.’s policy and potentially violating Federal securities laws.

What is Material Information? Material information is any information that a reasonable investor would consider important in his or her decision to buy, hold, or sell securities. Any information that could be expected to affect Middlefield Banc Corp.’s stock price – whether it is positive or negative information – should be considered material.

Some examples of information that ordinarily are material are –

●	projections of future earnings or losses, or other earnings guidance,

●	earnings that are inconsistent with the consensus expectations of the investment community,

●	a pending or proposed merger, acquisition, or tender offer,

●	a pending or proposed acquisition or disposition of a significant asset,

●	a change in dividend policy, the declaration of a stock split, or an offering of additional securities,

●	a change in management,

●	development of a significant new product or process,

●	a significant change in loan losses or a proposed change in loan loss reserves,

●

a significant cybersecurity incident involving the company or The Middlefield Banking Company, such as a data breach or any other significant disruption in the operations of The Middlefield Banking Company whether at the offices or through the information technology infrastructure of The Middlefield Banking Company, or

●	the existence of liquidity problems.

Your Actions Will Be Judged Using 20/20 Hindsight. Remember anyone scrutinizing your actions will be doing so after the fact, with the benefit of hindsight. Before engaging in a transaction, you should therefore consider carefully how enforcement authorities or the public at large are likely to perceive the transaction in hindsight.

A good general rule of thumb:  when in doubt, do not trade.

When Does Nonpublic Information Become Public? If you are aware of material nonpublic information, you must not trade until –

●	the information is disclosed broadly to the marketplace, such as by press release or by an SEC filing, and

●	the investing public has ample time to absorb the information fully.

In other words, if you trade immediately after nonpublic information is finally disclosed by a press release or by an SEC filing, your trade will violate this policy. This is because the investing public must be given a fair chance to absorb the newly disclosed information. The investing public does not absorb information instantaneously. It takes longer for the investing public to absorb information about a thinly traded stock – such as Middlefield Banc Corp. common stock – than it does for a widely followed and actively traded stock, such as GE or Microsoft or large bank holding companies. As a general rule, you should assume that the investing public will not have time to absorb newly disclosed information until at least two trading days elapse after the nonpublic information is disclosed by a press release or by an SEC filing. For example, if Middlefield Banc Corp. makes an important announcement by a press release issued on a Monday, you should not trade Middlefield Banc Corp. stock before the following Thursday. If the press release is issued on a Friday, you should not trade before the following Wednesday.

Transactions by Your Family Members Are the Same as Transactions by You under this Policy. This insider trading policy applies not only to you but also to family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in company securities. You are responsible for the transactions of these other people. You should therefore make them aware of the need to confer with you before they trade Middlefield Banc Corp. stock.

Transactions by Entities that You Influence or Control. This insider trading policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this insider trading policy and applicable securities laws as if they were for your own account.

Transactions Under Company Plans:

Stock Option Exercises. Middlefield Banc Corp.’s insider trading policy does not apply to your exercise of stock options or to your exercise of a tax withholding right whereby you elect to have Middlefield Banc Corp. withhold shares subject to an option to satisfy tax withholding requirements. The policy does apply, however, to any sale of stock as part of a cashless exercise of an option, or other market sale of Middlefield Banc Corp. securities for the purpose of generating the cash needed to pay the option exercise price.

Restricted Stock Awards. Middlefield Banc Corp.’s insider trading policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have Middlefield Banc Corp. withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The policy does apply, however, to any market sale of restricted stock.

Employee Stock Purchase Plan. This insider trading policy also would not apply to purchases of Middlefield Banc Corp. stock in an employee stock purchase plan resulting from your periodic contribution by an election you made at the time of your enrollment in such a plan. The policy also would not apply to purchases of Middlefield Banc Corp. stock resulting from lump-sum contributions to such a plan, provided that you elected to participate by lump-sum payment at the beginning of the applicable enrollment period. The policy would apply to your election to participate in such a plan for any enrollment period and to your sales of Middlefield Banc Corp. stock purchased under the plan. However, neither Middlefield Banc Corp. nor any of its subsidiaries currently maintains an employee stock purchase plan.

Dividend Reinvestment Plan. This insider trading policy would not apply to purchases of Middlefield Banc Corp. stock under a dividend reinvestment plan resulting solely from reinvestment of dividends.

However, the policy would apply to voluntary purchases of Middlefield Banc Corp. stock resulting from additional contributions you choose to make to a dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation. The policy also would apply to your sale of Middlefield Banc Corp. stock purchased under a dividend reinvestment plan.

Transactions Not Involving a Purchase or Sale. Bona fide gifts are not transactions subject to this insider trading policy, unless the person making the gift has reason to believe that the recipient intends to sell the Middlefield Banc Corp. stock that is the subject of the gift while the officer, employee or director is aware of material nonpublic information, or the person making the gift is subject to the company’s Pre-Clearance and Blackout Procedures for Transactions in Middlefield Banc Corp. stock and the sales by the recipient of the Middlefield Banc Corp. stock occur during a “Blackout Period.” Although exempt from short-swing profit recovery under Section 16(b) of the Securities Exchange Act of 1934, gifts must be reported by directors and Section 16 officers on Form 4 or Form 5, which must be filed with the SEC. Transactions in mutual funds that are invested in Middlefield Banc Corp. stock are not transactions subject to this insider trading policy.

Short Sales.  Short sales of Middlefield Banc Corp. securities (i.e., the sale of Middlefield Banc Corp. securities that the seller does not own) are prohibited. Section 16(c) of the Securities Exchange Act of 1934 prohibits officers and directors of Middlefield Banc Corp. from engaging in short sales. Short sales evidence an expectation on the part of the seller that Middlefield Banc Corp. securities will decline in value and, therefore, have the potential to signal to the market that the seller lacks confidence in the prospects of Middlefield Banc Corp. and its subsidiaries.  In addition, short sales may reduce a seller’s incentive to seek to improve the company’s performance.

Additional Prohibited Transactions. Middlefield Banc Corp. considers it improper for a director, officer, or employee of Middlefield Banc Corp. or its subsidiaries to engage in short-term or speculative transactions in Middlefield Banc Corp. stock. It therefore is Middlefield Banc Corp.’s policy that directors, officers, and employees must not engage in hedging or futures transactions or transactions in derivative securities involving Middlefield Banc Corp. stock, excluding stock option transactions under a Middlefield Banc Corp. omnibus equity plan.

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan or other financial obligation may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Middlefield Banc Corp. securities, directors, officers, and other employees are prohibited from holding Middlefield Banc Corp. securities in a margin account or otherwise pledging your Middlefield Banc Corp. securities as collateral for a loan or other financial obligation.

Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information.

Middlefield Banc Corp. therefore strongly discourages placing standing or limit orders on Middlefield Banc Corp. securities. If a person subject to this insider trading policy determines that such person must use a standing order or limit order, the order should be limited to a short duration and should otherwise comply with the restrictions and procedures outlined below and in the Pre-Clearance and Blackout Procedures for Transactions in Middlefield Banc Corp. stock.

Short Swing Profits. Section 16(b) of the Securities Exchange Act of 1934 contains the “Short-Swing Profit” rules. The Short-Swing Profit rules impose strict liability on officers, directors and 10% owners of a company for any profits realized from a purchase and sale or a sale and purchase of the company’s stock within less than six months. If a person subject to the Short-Swing Profit rules purchases or sells shares of the company’s stock and then completes an opposite transaction within six months, the Short-Swing Profit rules require the person to disgorge to the company any profits that would have been realized when the transactions are matched to one another. The Short-Swing Profit rules apply regardless of whether the sale or the purchase happens first. For example, if the person sells shares of the company that he or she already owns and then purchases shares within six months of that date for a lower price, he or she would owe the company the difference between the sale price and the purchase price. Section 16(b) would permit the company or the owner of any security in the company to bring a legal action to recover short-swing profits for the company. It also permits the recovery of attorneys’ fees. Because reports of ownership filed with the SEC on Form 3, Form 4 or Form 5 pursuant to Section 16(a) (discussed below) are readily available to the public, plaintiffs’ attorneys carefully monitor these reports for potential Section 16(b) violations

Section 16 Reporting. The SEC’s rules under Section 16(a) of the Securities Exchange Act of 1934 as well as Rule 144 under the Securities Act of 1933 impose reporting requirements on executive officers, directors and 10% shareholders. If there is any change in an executive officer, director or 10% shareholder’s ownership of Middlefield Banc Corp. securities at any time, other than through certain exempt Middlefield Banc Corp. benefit plans, such executive officer, director or 10% shareholder will be required to file a Form 4 with the SEC reporting the change. In virtually all cases, the Form 4 must be filed no later than the second business day following the execution date of the transaction.

Sales of Middlefield Banc Corp. securities by its “affiliates” are subject to specific regulations under the federal securities laws. Rule 144 under the Securities Act of 1933 provides a “safe harbor” procedure under which certain sales by affiliates are permitted. Each executive officer and director is deemed to be an “affiliate” and thus each executive officer and director must comply with Rule 144 when the officer or director sells shares of Middlefield Banc Corp. either directly or beneficially. Form 144 must be filed with the SEC if more than 5,000 shares or shares valued at more than $50,000 are sold during any three-month period. Further, Rule 144 places limitations on the number of shares of Middlefield Banc Corp. that may be sold under the safe harbor rule. Generally, the number of shares that may be sold in any three-month period is 1% of the outstanding shares of the same class being sold.

You are also required to report certain exempt transactions to the SEC at year-end on a Form 5. The number and types of transactions eligible for Form 5 reporting are very limited.

Rule 10b5-1 Plans. Rule 10b5-1 under the Securities Exchange Act of 1934 provides an affirmative defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this insider trading policy must enter into a Rule 10b5-1 plan for transactions in Middlefield Banc Corp. securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the Rule 10b5-1 Plan meets the requirements of Rule 10b5-1, Middlefield Banc Corp. securities may be purchased or sold without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the Rule 10b5-1 Plan is not aware of material nonpublic information. Once the Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. Any Rule 10b5-1 Plan (or, if the Rule 10b5-1 Plan is revised or amended such revisions or amendments) must be submitted for approval to the Chief Financial Officer five business days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

Directors and officers must certify at the time of the adoption of a new or modified Rule 10b5-1 plan that: (1) they are not aware of any material nonpublic information about the issuer or its securities; and (2) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5. Directors, officers and employees are subject to a cooling-off period after adopting or modifying a Rule 10b5-1 plan before trading can commence under the Rule 10b5-1 plan. For directors and officers, the cooling-off period runs until the later of (i) 90 days after the adoption or modification of the Rule 10b5-1 plan or (ii) two business days after Middlefield discloses financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, in any event up to a maximum of 120 days. Employees of Middlefield who are not directors or officers are subject to a 30-day cooling off period after adopting or modifying of a 10b5-1 plan.

With certain exceptions, no director officer or employee of Middlefield Banc Corp. may have more than one 10b5-1 Plan at the same time. The exceptions to this rule are as follows: (i) separate contracts with different broker- dealers or other agents may be treated as a single 10b5-1 plan if each contract, when taken as a whole, meets the applicable conditions of and remain collectively subject to the provisions of Rule 10b5-1, (ii) a person may maintain two separate 10b5-1 plans at the same time so long as trading under the later-commencing plan is not authorized to begin until after all trades under the earlier-commencing plan are completed or expired without execution and the plans meet all other conditions under Rule 10b5-1, and (iii) a person may enter into additional plans that only authorize qualified “sell-to-cover” transactions in order for the person to satisfy tax withholding obligations at the time an equity award, such as restricted stock, vests and the person does not otherwise exercise control over the timing of such sales. This last exception does not apply to sales pursuant to the exercise of option awards. No director, officer or employee of Middlefield Banc Corp. may rely on the Rule 10b5-1 affirmative defense for more than one single-trade plan during any 12-month period. A “single-trade plan” is a 10b5-1 Plan designed to effect the purchase or sale of securities as a single transaction, including when the plan has the practical effect of requiring such a result. You should direct any questions to the Chief Financial Officer regarding multiple 10b5-1 Plans and single trade plans.

Post-Termination Transactions. This policy statement continues to apply to you even after you terminate employment. If you are in possession of material nonpublic information when your employment terminates, you may not trade in Middlefield Banc Corp. stock until that information becomes public or is no longer material.

Company Assistance. If you have questions about this policy or its application to any proposed transaction, you may obtain additional guidance from the Chief Financial Officer, whose telephone number is (440) 632-8133. However, the ultimate responsibility for adhering to this policy and avoiding unlawful transactions rests with you.

Certifications. All employees must certify their understanding of and intent to comply with this policy. A copy of the certification that all employees must sign is enclosed with this memorandum. Directors and executive officers are subject to additional restrictions, which are described in a separate memorandum. Directors and executive officers should sign the certification attached to that memorandum instead of the certification accompanying this memorandum.

Exhibit A

The following table sets forth the directors and executive officers of Middlefield Banc Corp. that are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 as of May 13, 2024.

Name                                                                 Title

Thomas W. Bevan                                            Director

Spencer T. Cohn                                               Director

Kevin A. DiGeronimo                                      Director

Kenneth E. Jones                                              Director

Darryl E. Mast                                                  Director

James J. McCaskey                                          Director

Jennifer L. Moeller                                           Director

William J. Skidmore                                        Director

Carolyn J. Turk                                                 Director

Michael C. Voinovich                                      Director

Mark R. Watkins                                              Director

Ronald L. Zimmerly, Jr.                                   Director, President and Chief Executive Officer

Michael L. Cheravitch                                     Executive Vice President – Chief Banking Officer

Courtney M. Erminio                                       Executive Vice President – Chief Risk Officer

Rebecca A. Noblit                                            Executive Vice President – Chief Credit Officer

Michael C. Ranttila                                          Executive Vice President – Chief Financial Officer and Treasurer

Thomas L. Wilson                                            Executive Vice President – Chief Strategy Officer & Innovations

Sarah A. Winters                                              Executive Vice President – Chief Human Resources Officer

Bank executive officers can be considered executive officers of an SEC-registered bank holding company. Even though Michael Cheravitch, Rebecca Noblit, Thomas Wilson, and Sarah Winters are identified as executive officers, these individuals are officers only of The Middlefield Banking Company. Courtney Erminio is Assistant Corporate Secretary of Middlefield Banc Corp. It is Courtney Erminio’ s service as EVP—Chief Risk Officer of The Middlefield Banking Company that results in Ms. Erminio being characterized as an executive officer for SEC disclosure purposes.

CERTIFICATION

I Certify That:

1.

I have read Middlefield Banc Corp.’s Statement of Policy Concerning Securities Trades By Company Personnel and I understand the Statement of Policy. I acknowledge that the Chief Financial Officer is available to answer any questions I have about the Statement of Policy.

2.

Since the effective date of the Statement of Policy or such shorter period of time that I have been an employee or served as a director of Middlefield Banc Corp. or its subsidiaries, I have complied with the Statement of Policy.

3.	I will continue to comply with the Statement of Policy for as long as I am subject to it.

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